Exhibit 99.1

Date:	May 25, 2007
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation
Announces Results of Annual Meeting Shareholder Presentation and Stock Repurchases

LOS ALAMOS, NEW MEXICO, MAY 25, 2007 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company (“Title Guaranty”), and TCC Appraisal Services Corporation (“TCC Appraisals”) held its annual meeting of shareholders on May 24, 2007. All four nominees for director were approved by a vote of  76% of the shareholders.  The following individuals were elected to continue to serve as directors of Trinity: William C. Enloe, Deborah U. Johnson, Lewis A. Muir and Charles A. Slocomb for a term expiring in 2010. The shareholders also ratified the selection of Moss Adams, LLP to serve as Trinity’s independent public accounting firm for the year ending December 31, 2007.

In addition to the business of the annual meeting, William C. Enloe, President and Chief Executive Officer of Trinity, and Steve W. Wells, Secretary of Trinity and President of LANB, discussed Trinity’s performance for the year ended December 31, 2006 and certain operating results for the first quarter of 2007.  Among the comments that Mr. Enloe and Mr. Wells made concerning Trinity’s financial performance, were the acknowledgment that net income decreased in 2006, primarily due to the increase in the provision for loan losses. Mr. Enloe stated that the increased provision for loan losses was made, based on our model, to bring LANB closer to 1% of our loan portfolio due to the softening national and local real estate markets. Mr. Enloe noted that real estate loans constitute approximately 83% of LANB’s total loan portfolio. Mr. Enloe stated that baring any changes, he expects the provision for loan losses to remain at similar levels to the first quarter of 2007 for the remainder of the year but that the provision would continue to grow with LANB’s loan growth. Mr. Enloe also identified the decrease in Mortgage Servicing Rights (“MSR”) income as one of the primary causes for the decreased net income. The decrease in MSR income was due to slowing interest rate increases during 2006. Mr. Enloe also noted the efficiency ratios for TCC, which includes LANB, Title Guaranty, TCC Appraisals and the Trust Preferred Securities (“TPS”) issued under the Trinity Capital Trusts, increased in 2006, primarily due to lower earnings. Mr. Enloe noted that the efficiency ratio improved in the first quarter of 2007 over the level for the same period of 2006, primarily due to increased earnings.  Mr. Enloe discussed the Return on Average Assets was below peer for the year ended December 31, 2006. Mr. Enloe stated that this was primarily due to an expense of $3.2 million to service TCC’s TPS issuances which have been incurred to raise capital to support the Company’s growth without issuing additional stock. Many of TCCs peers do not experience the expenses associated with TPS issuances as they raise capital through other methods, including issuing additional stock which is publicly traded. Mr. Enloe stated that the Board of Directors has examined the option of becoming publicly traded but due to the costs, both for investors and to the Company, as well as the fact that listing does not guarantee additional market activity, the Board has determined that it will not move to become publicly listed at this time. Mr. Enloe stated that Return on Average Equity over the last five years have averaged 16.6%, which he believes is a better indicator of performance for shareholders.

Mr. Enloe also discussed the markets and local economies for the Company’s market area. Mr. Enloe stated that while Los Alamos was not expected to grow, Santa Fe and Albuquerque continue to grow. Mr. Enloe discussed the expectation that the budget at Los Alamos National Laboratory (LANL) would remain flat, which has created little room for salary increases as well as funds for payment of $180 million in taxes. The effect has been felt within the business community and local housing. The benefit of the taxes paid by LANL is that the local government will receive approximately $34 million in increased tax revenue which allows both time and money to diversify the local economy to minimize the impact of the LANL budget. Mr. Wells stated that LANB’s market share in Santa Fe is also expected to continue to grow. LANB has the fourth largest market share in Santa Fe, and continues to see gains in market share while the three financial institutions with greater market share continue to lose market share each year.

A copy of the investor presentation presented at the Annual Shareholder Meeting can be found on Trinity’s website (www.lanb.com/tcc).

******

Trinity is a bank holding company with $1.355 billion in total assets and has 286 full-time equivalent employees.  LANB is currently in its 43rd year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and two offices in Santa Fe as well as loan services at its loan production office in Albuquerque.  LANB also operates a network of 30 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe. TCC Appraisal Services Corporation provides residential real estate appraisals in Los Alamos County.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

5